Exhibit 10.11C

CONFIDENTIAL SETTLEMENT AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS
This Confidential Settlement Agreement and General Release of All Claims (hereinafter, “Settlement Agreement”) dated as of February 14, 2018, is entered into by and among Banc of California, Inc., a Maryland corporation (the “Corporation”), and Banc of California, N.A., a national banking association, on the one hand (the “Bank” and collectively, the “Defendants”), and on the other hand, Jeffrey T. Seabold (“Plaintiff” and, together with the Defendants, the “Parties”).
RECITALS
WHEREAS, on September 5, 2017, Plaintiff provided the Defendants with his Notice of Termination for Good Reason (“Termination Date”) pursuant to Section 4(d) of his Amended and Restated Employment Agreement dated April 1, 2015 by and between Plaintiff and Bank, as amended by that First Amendment dated January 1, 2016 (as amended, the “Employment Agreement”);
WHEREAS, on September 5, 2017, Plaintiff filed an action in the Superior Court of the County of Los Angeles, entitled Jeffrey T. Seabold v. Banc of California, Inc., et al., Case No. BC674694 (the “Action”);
WHEREAS, in the Action, Plaintiff has asserted causes of action for (i) breach of the Employment Agreement; (ii) breach of the Employment Agreement arising from wrongful refusal to pay bonuses; (iii) breach of the implied covenant of good faith and fair dealing; (iv) wrongful termination in violation of public policy and whistleblower laws; (v) failure to pay compensation due upon termination; and (vi) unfair competition under Bus. & Prof. Code §§17200 et seq.;
WHEREAS, Plaintiff contends that had the Action continued, Plaintiff would have sought leave to amend his complaint to include specific causes of action, including without limitation, defamation, harm to reputation, retaliation, intentional infliction of emotional distress, negligent infliction of emotional distress and negligent supervision, training, hiring and retention;
WHEREAS, Plaintiff further contends that, had the Action continued, Plaintiff would have sought leave to amend his complaint to include causes of action related to his Class B Shares issued by the Corporation;
WHEREAS, based on the causes of action alleged in the Action, and the causes of action that would have been included in an amended complaint as set forth above, Plaintiff has claimed lost earnings, lost future earnings and other employment benefits, reimbursement of his legal fees; compensatory damages, including for emotional distress, humiliation, embarrassment and mental anguish; punitive damages; waiting time penalties under Section 203 of the California Labor Code; and restitution or other monetary relief for the harm he has allegedly suffered as result of the Defendants’ allegedly unfair and unlawful business practices;

WHEREAS, Defendants have denied any liability in their pleadings in the Action;
WHEREAS, Plaintiff acknowledges that, except for (i) the severance benefits set forth in Section 5(a) of the Employment Agreement and (ii) alleged unpaid bonuses, both of which are in dispute as alleged in the Action, as of the Termination Date, Plaintiff was paid all wages he earned, was provided all benefits to which he was entitled, and was reimbursed for all properly incurred business expenses under Defendants’ policies and procedures;
WHEREAS, Plaintiff timely elected continuation coverage and has been paying out-of-pocket for health benefits for himself and his dependent family members effective as of October 1, 2017 pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”);
WHEREAS, following mediation, the Parties settled their dispute in a settlement reflected in that certain Short-Form Settlement Agreement dated as of January 19, 2018 (the “Short-Form Agreement”);
WHEREAS, the parties agreed in the Short-Form Agreement to work in good faith to finalize the terms set forth in the Short-Form Agreement in a long-form settlement agreement failing which the Short-Form Agreement would be final and binding, with payment due on February 16, 2018; and
WHEREAS, the parties intend this Agreement to be the long-form settlement agreement contemplated in the Short-Form Agreement.
THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Termination Date. The Parties agree that on the Termination Date, Plaintiff’s employment with the Bank terminated, and Plaintiff relinquished any and all titles, positions and appointments Plaintiff held with the Defendants or any company controlled by, controlling, or under common control with the Bank (an “affiliate”), whether as an officer, director, employee, trustee, committee member or otherwise. Plaintiff agrees to execute any documents reasonably requested by Defendants or any affiliate, in connection with the relinquishment of such title, positions and appointments.
2.No Admission of Liability or Wrongdoing. The Parties are entering into this Settlement Agreement to avoid the time and expense involved with litigation. The Parties acknowledge and agree that neither this Settlement Agreement nor any conduct, acceptance, payments or benefits provided to either Party under the terms of this Settlement Agreement constitutes an admission of liability by any of the Parties for any purpose.
3.Consideration. In consideration for Plaintiff: (i) signing and delivering to Counsel for the Defendants this Settlement Agreement, and (ii) a dismissal with prejudice of the Action (in the form attached hereto as Exhibit A), and in consideration for both Parties complying with their contractual obligations as stated in this Settlement Agreement, the Parties agree that:

(a)As long as (i) the Plaintiff has not exercised his right of revocation during the Revocation Period under Section 20 below and (ii) Plaintiff has executed a Request for Taxpayer Identification Number and Certification on IRS Form W-9, within ten (10) business days of Plaintiff executing this Settlement Agreement:
(1)Defendants shall pay to Plaintiff a lump-sum cash payment of Three Million Seven Hundred and Fifty Thousand Dollars ($3,750,000);
(2)Defendants shall pay Plaintiff a lump sum in cash equal to the product of (i) $21.70, such amount being the closing price of Corporation Common Stock on January 19, 2018 (the "Closing Price") and (ii) 18,601. This equals Four Hundred and Three Thousand Six Hundred and Forty-One Dollars and Seventy Cents ($403,641.70).
(3)Defendants shall pay Plaintiff a lump sum in cash equal to the product of (i) the difference between the Closing Price and $13.10 and (ii) 20,000. This equals One Hundred and Seventy-Two Thousand Dollars ($172,000).
(4)For the avoidance of doubt, the total cash compensation that Defendants will pay Plaintiff per the terms set forth in this Section 3(a) is Four Million Three Hundred Twenty Five Thousand Six Hundred and Forty-One Dollars and Seventy Cents ($4,325,641.70). The Parties acknowledge that (i) there are no equity-based awards outstanding with respect to Plaintiff and (ii) the performance unit agreement provided to Plaintiff by Defendant on July 12, 2017 was not earned.
(5)Plaintiff represents and warrants that he has incurred not less than $650,000 in attorneys’ fees in connection with the Action and this Settlement Agreement and claims that he is entitled to recover his attorneys' fees under this Settlement Agreement. Accordingly, Defendants shall issue a check or make a wire transfer to Plaintiff’s counsel, Quinn Emanuel, in the amount of $650,000 and shall reflect this amount on a Form 1099 issued to Plaintiff and to Quinn Emanuel.
(6)Of the total cash compensation payable to Plaintiff set forth in Section 3(a)(4), the Parties agree that $3,275,641.70 shall represent employee compensation payable to Plaintiff and shall be reflected on a Form W-2 issued to Plaintiff. The Parties further agree that the balance of $1,050,000 shall represent, in the aggregate, (i) Plaintiff’s legal fees, (ii) damages in the form of humiliation, embarrassment and mental anguish, as pleaded by the Plaintiff in the Action, (iii) the release by the Plaintiff of claims, rights or remedies he might have against the Defendants or their affiliates relating to certain Class B Shares of the Corporation held by him, which claims, rights or remedies were not released in the Short-Form Agreement, but which are released in this Agreement, and (iv) such other claims of Plaintiff as do not constitute employee compensation. Accordingly, the amount of $1,050,000 shall be reflected on a Form 1099 issued to Plaintiff.
(7)Plaintiff expressly acknowledges that neither Defendants nor their Counsel warrant or represent the taxability or non-taxability of the consideration provided for in this Settlement Agreement. Responsibility for taxability or non-taxability of the payments and/or any other consideration provided to Plaintiff, and payment of any and all taxes or penalties that may be imposed as a result of the payments made or other consideration provided hereunder are solely the responsibility of Plaintiff, and Plaintiff agrees to indemnify Plaintiff Released Parties (as defined in Section 6(a) below) and hold Plaintiff Released Parties harmless for all such taxes and penalties, except that Defendants shall be responsible for the normal and usual employer-share of payroll taxes due on the payment representing employee compensation as set forth in Section 3(a)(6) above and the payment representing employee compensation detailed in Section 3(c) below. Plaintiff shall indemnify and hold harmless, and shall repay the Plaintiff Released Parties (as defined below) for the full amount of any such taxes, assessments, interest, and penalties that the Plaintiff Released Parties or any of them is assessed as a result of the payments described above (except for the normal and usual employer payroll taxes and penalties arising from the failure by the Plaintiff Released Parties to file Form W-2 or deposit taxes with respect to the payments representing employee compensation as set forth in Section 3(a)(6) above or for the payment representing employee compensation detailed in Section 3(c) below) and/or any other consideration provided in this Agreement, and shall further pay the Plaintiff Released Parties or any of them individually, as appropriate, its, his, her or their attorneys’ fees incurred in enforcing its, his, her or their rights to indemnity, whether or not a claim is filed.
(b)It is intended that the terms of this Settlement Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and related Treasury regulations (“Section 409A”) or an exemption therefrom, and the terms of this Settlement Agreement will be interpreted accordingly; provided, however, that the Defendants, the Defendants’ affiliates, and their respective employees, officers, directors, agents, advisors and representatives will not have any liability to Plaintiff with respect to any taxes, penalties, interest or other costs or expenses Plaintiff or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A.
(c)As long as Plaintiff has not exercised his right of revocation under Section 20 below: (i) within ten (10) days of Plaintiff’s execution of this Settlement Agreement, Defendants shall pay to Plaintiff a lump sum payment in an amount equal to $38,071.11 as reimbursement for his premiums for health care coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the period October 1, 2017 through March 2019. Defendants shall reflect $22,639.74, in other words, the employee portion of this amount, as nontaxable to Plaintiff (subject to the Plaintiff submitting proof of his payment of COBRA premiums in such amount) and shall treat the employer portion of this amount, in other words, the balance of $15,431.37, as employee compensation to the Plaintiff, and shall reflect such amount on Form W-2.
(d)The Defendants may withhold from any amounts payable under this Settlement Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)Plaintiff will continue to provide to Continental Casualty Company unredacted copies of each invoice that Plaintiff sends to the Defendants for payment.
(f)Within fifteen (15) days of Plaintiff’s execution of this Settlement Agreement, Plaintiff agrees to return to the Defendants any and all files, documents, or other property of the Defendants and Defendants’ affiliates (said property includes, but is not limited to, financial reports and statements, projections, forecasts, balance sheets, income statements, budgets, actual or prospective client lists, investor reports, books, reports to directors, minutes, resolutions, certificates, bank account numbers, passwords, credit cards, computers, laptops (including but not limited to his Lenova ThinkPad X1 Yoga laptop computer), Blackberrys, calculators, identification and security cards, parking passes, beepers, keys, deeds, contracts, office equipment and supplies, records, computer discs, emails and other electronic files) within his possession, custody or control, without retaining any copies or extracts thereof, except that Plaintiff is not required to return any cellular telephones. Plaintiff represents and warrants that neither he nor anyone on his behalf has intentionally deleted or destroyed information from any of the Defendants’ or an affiliate’s property that is returned. This provision shall not require Plaintiff’s counsel to delete or destroy any materials or documents in their possession imaged from Plaintiff’s electronic devices or otherwise collected in connection with the Special Committee and SEC investigations. Further, Plaintiff may remove his office desk and chair, which presently are located at 9595 Wilshire Blvd., Beverly Hills.
(g)Upon payment to Plaintiff’s counsel of the sums set forth in Section 3(a), which shall be held by counsel in escrow until Plaintiff executes and delivers to counsel for the Defendants the dismissal with prejudice of the Action and the Settlement Agreement, Plaintiff shall execute the dismissal with prejudice of the Action in the form attached hereto as Exhibit A (the “Dismissal”) and shall deliver the Dismissal with the executed Settlement Agreement to counsel for the Defendants, who are authorized to file the Dismissal with the Court.
4.Class B Shares. The Defendants represent and warrant that Class B Non-Voting Common Stock of the Corporation issued to Plaintiff (“Class B Shares”) have the same characteristics as Class A Voting Common Stock of the Corporation (“Class A Shares”) except that (i) Class B Shares are not listed on any exchange, (ii) Class B Shares are represented by CUSIP 05990K205, (iii) dividends received on Class B Shares are not eligible to participate in a dividend reinvestment plan to receive Class A Shares, and (iv) Class B Shares do not have voting rights except as required by law. For the avoidance of doubt, (i) Defendants confirm that the holders of Class B Shares shall rank equally with, and have identical rights, preferences and privileges as holders of Class A Shares with respect to dividends and rights upon any liquidation, dissolution or winding up of the Corporation, and in all other respects, except with respect to voting rights, all as provided in the charter of the Corporation as of the date hereof; (ii) Defendants shall ensure that Plaintiff receives the same consideration per share for Plaintiff’s B shares as holders of Class A Shares in any liquidation, dissolution, winding up, merger, sale or acquisition of the Corporation; and (iii) Defendants acknowledge that Plaintiff's Class B Shares are freely transferable, and any subsequent holder of the shares is entitled to the same rights and remedies described herein. Excluding continued issuances of Class B Shares as may be required under terms of warrants or instructions to exercise, the Defendants further represent and warrant that they will not take any action with the intent to dilute or diminish the value of Plaintiff’s Class B Shares disproportionally relative to the other holders of Class B Shares.
5.Restrictive Covenants. Plaintiff acknowledges and agrees that the confidential information and non-solicitation and related provisions contained in Section 8 of the Employment Agreement remain in full force and effect in accordance with the terms thereof provided that the Restrictive Covenant contained in Section 8(b) of the Employment Agreement shall expire on

August 31, 2018 (as modified by this Section 5, the “Restrictive Covenants”). Notwithstanding anything to the contrary in the Employment Agreement or this Settlement Agreement, nothing in Section 8 of the Employment Agreement or this Settlement Agreement is intended to prohibit or prohibits Plaintiff from reporting alleged violations of law to an appropriate government agency. In addition, Plaintiff is hereby notified that 18 U.S.C. § 1833(b) states as follows:
“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
Accordingly, notwithstanding anything to the contrary in this Settlement Agreement, Plaintiff understands that he has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Plaintiff understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Plaintiff understands and acknowledges that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
Both Parties understand and agree that nothing in the Employment Agreement or this Settlement Agreement prohibits Plaintiff from immediately working in the financial services, banking and/or mortgage industry or the like.
6.General Release of Claims.
(a)Except as set forth in Sections 6(c), (d) and (e) below, Plaintiff, individually and on behalf of Plaintiff’s heirs, executors, administrators, representatives, attorneys, successors and assigns (collectively, “Plaintiff Releasors”) knowingly and voluntarily releases and forever discharges the Defendants, including their affiliates and/or related business entities, subsidiaries, predecessors, insurers, successors and assigns, and their current and former governors, members, employees, attorneys, officers, directors and agents, both individually and in their business capacities (collectively, the “Plaintiff Released Parties”), to the full extent permitted by law, of and from any and all claims, known and unknown, asserted and un-asserted, which Plaintiff has or may have against the Plaintiff Released Parties as of the Effective Date, as defined in Section 20 below (“Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include, but not be limited to claims under Title VII of the Civil Rights Act of 1964 (“Title VII”); the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans With Disabilities Act of 1990 (“ADA”), 42 U.S.C § 12101 et seq.; the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; the Older Workers Benefits Protection Act (“OWBPA”); the Family Medical Leave Act, 29 U.S.C. § 2601et seq.; the California Labor Code, including without limitation section 1102.5 of the Labor Code; the California Fair

Employment and Housing Act (“FEHA”), Cal. Gov. Code § 12940 et seq.; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq. or any other health/safety laws, statutes or regulations; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; the Internal Revenue Code; the California Family Rights Act (“CFRA”), Cal. Gov. Code § 12945.2 et seq., including any amendments to or regulations promulgated under these statutes and including the similar laws of any other states, any state human rights act, or any other applicable federal, state or local employment statute, law or ordinance, which Plaintiff and the Plaintiff Releasors had, now have, or may have in the future against each or any of the Plaintiff Released Parties as of the Effective Date, as defined in Section 20 below. Plaintiff further agrees not to initiate, file, cause to be filed, or otherwise pursue any claims, either as an individual on his own behalf or as a representative, member or shareholder in a class, collective or derivative action against the Plaintiff Released Parties. Plaintiff acknowledges that this release does not prohibit Plaintiff from challenging the validity of the waiver of Plaintiff’s claims under the ADEA (but no other portion of such waiver) or from filing a charge with or participating in an investigation by a governmental administrative agency or reporting alleged violations of law to an appropriate government agency; provided, however, that, except with respect to a government administered whistleblower reward program, Plaintiff hereby waives any right to receive any monetary award resulting from such a charge or investigation.
(b)Except as set forth in Sections 6(c), (d) and (e) below, the Defendants, including their respective affiliates and/or related business entities, subsidiaries, predecessors, insurers, successors and assigns, and its current and former governors, members, employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities knowingly and voluntarily release and forever discharge Plaintiff individually, as well as Plaintiff’s heirs, executors, administrators, representatives, attorneys, successors and assigns (collectively, the “Defendant Released Parties”), to the full extent permitted by law, of and from any and all claims, known and unknown, asserted and un-asserted, which the Defendants have or may have against the Defendant Released Parties as of the Effective Date.
(c)The releases set forth in Sections 6(a) and (b) above do not in any way release or affect (i) the obligations of any Defendant Released Party on any guaranty in favor of, or loan or other extension of credit outstanding from, the Bank or any of its affiliates, (ii) the obligations of the Bank on any deposit payable to any depositor, (iii) the Restrictive Covenants or (iv) the rights and obligations of the Parties created under this Settlement Agreement, together with rights of either Party to take whatever steps may be necessary to enforce the Restrictive Covenants or the terms of this Settlement Agreement or to obtain appropriate relief in the event of any breach of the Restrictive Covenants or the terms of this Settlement Agreement.
(d)Notwithstanding the generality of Section 6(a), this Settlement Agreement does not release Plaintiff’s rights to any benefits vested under the Banc of California, Inc. 401(k) Plan.
(e)The Parties agree that any and all indemnification and advancement rights of Plaintiff shall remain in full force and effect, and nothing in this Settlement Agreement shall in any way relinquish, release, limit or waive Plaintiff’s rights to indemnification and advancement, including as set forth in the Indemnification Agreement by and between the Corporation and the Plaintiff dated March 24, 2016 (the “Indemnification Agreement”), the Employment Agreement, the Defendants’ corporate governing documents, and any other applicable law. Defendants reaffirm their continuing indemnity obligation to pay all outstanding fees, expenses and costs of Quinn Emanuel Urquhart & Sullivan (“Quinn Emanuel”) for its representation of Plaintiff relating to the SEC investigation, including without limitation the invoices dated December 14, 2017 and January 12, 2018, and for other legal expenses and costs to which Plaintiff is entitled to indemnification in existing or future shareholder class or derivative actions brought against or in the name of the Corporation. The foregoing reaffirmation by Defendants of their indemnification obligations is not intended to and does not either expand or narrow the Defendants’ indemnity obligations.
7.Waiver of California Civil Code Section 1542. To effect a full and complete general release as described above, the Parties expressly waive and relinquish all rights and benefits of section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Plaintiff Released Parties and the Defendant Released Parties, the Parties expressly acknowledge this Settlement Agreement is intended to include in its effect, without limitation, all claims the Parties do not know or suspect to exist in the Parties favor at the time of signing this Settlement Agreement, and that this Settlement Agreement contemplates the extinguishment of any such claims, except for those claims that are reserved as set forth above..
8.Confidentiality; Access to Information.
(a)Except for the information disclosed by the Corporation in its report on the Form 8-K filed with the SEC pursuant to the Securities Exchange Act of 1934 on January 24, 2018 (the "Form 8-K") and subsequent disclosures that may that be required to be made pursuant to applicable securities laws (which may require the filing of this Settlement Agreement with the SEC), the Parties agree that they will not otherwise publicize or disclose or cause or knowingly permit or authorize the publicizing or disclosure of the contents of this Settlement Agreement or of the negotiations leading up to it (hereafter collectively referred to as “Confidential Information”) to any person, firm, organization or entity of any and every type, public or private, for any reason, at any time, without the prior written consent unless otherwise compelled by operation of law.
(b)The Parties acknowledge their intention that the provisions of Section 8(a) create no liability for disclosures made: (i) by persons from information released prior to the execution of this Settlement Agreement; (ii) pursuant to Section 13(b) below to enforce the terms of this Settlement Agreement; (iii) by the Parties to enforce their rights under this Settlement Agreement; (iv) to governmental, taxing or other regulatory authorities or (v) as otherwise compelled by operation of law. The Parties further acknowledge that inquiries as to the status of the Action may be addressed only by reference to the disclosure set forth on the Form 8-K.
(c)Plaintiff is permitted to disclose Confidential Information to Plaintiff’s family, attorneys and accountants (provided they agree to be bound by the Confidentiality provisions of this Agreement). Notwithstanding any other provision of this Settlement Agreement, disclosure is permissible in any action or legal proceeding to show the existence of the Settlement Agreement and/or to enforce the Parties’ rights as set forth herein in accordance with California Evidence Code Section 1123 and/or comparable Federal Statutes or Rules.
(d)The Defendants agree to consider in good faith any reasonable requests by Plaintiff for information deemed relevant to Plaintiff’s defense in the SEC investigation, including without limitation Plaintiff’s request to provide Plaintiff within thirty (30) days after the Effective Date with documents and emails created, sent or received on October 18 and 19, 2016 relating to Defendants’ response to the Aurelius blog. Notwithstanding the foregoing, the Defendants reserve their right to withhold information to the extent Defendants reasonably determine that disclosure thereof would be detrimental to the interests of the Defendants.
9.Affiliated or Non-Affiliated Entities. Plaintiff represents that he has no ownership interest in Camden Escrow, as of the Effective Date and that JLG Partners and Camden Real Estate Opportunity Fund have been wound down as of the Effective Date and have been (or are in the process of being) dissolved. Plaintiff represents that while he has an ownership interest in Camden Capital Partners, he does not have input into the registered office of that entity and will not take any action to bar the Defendants (or their affiliates) to request other parties (including but not limited to other owners) to change the principal office of that entity from 9595 Wilshire Boulevard. Except as set forth above (i.e., with respect to Camden Capital Partners), for any entity located at 9595 Wilshire Blvd, or any other location occupied by the Defendants in which Plaintiff has any ownership interest or for which Plaintiff (or any person under his control) has any management responsibility, including but limited to BOLD Holdings and the entities that have been wound down or are in the process of being dissolved (JLG Partners and Camden Real Estate Opportunity Fund), Plaintiff will change the registered address to a location not owned or occupied by the Defendants, provide notice of the address change and will vacate the location occupied by the Bank within sixty (60) days of the Effective Date. To the extent that the Defendants have in place any bar or prohibition against the use of Camden Escrow for services, the Defendants will remove such bar or prohibition upon Plaintiff’s compliance with this Section.
10.Standstill. Plaintiff agrees that during the Standstill Period (as hereinafter defined):
(a)Plaintiff will not, and will cause his Affiliates (as hereinafter defined) not to, directly or indirectly, acquire Beneficial Ownership (as hereinafter defined) of any shares of common stock or common stock equivalents or the Corporation, in each case, now or hereafter outstanding (collectively, “Securities”) without the consent of the Corporation, if the effect of such acquisition would be to increase the aggregate Beneficial Ownership of Securities of Plaintiff to greater than 4.99% of the total number of shares of Corporation common stock then outstanding (the “Percentage Limitation”). In addition, Plaintiff will not, and will cause his Affiliates not to, make any public announcement with respect to, or submit any proposal for or with respect to (i) the acquisition of

Beneficial Ownership of any Securities if the effect of such acquisition would be to cause the Beneficial Ownership of Plaintiff and his Affiliates to exceed the Percentage Limitation. For purposes of this Section, the term “Affiliates” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “Beneficial Ownership” shall be determined in accordance with Rule 13d-3 under the Exchange Act.
(b)Without the express prior written approval of the Board of Directors of the Corporation (the “Board”), Plaintiff will not, and will cause his Affiliates not to, directly or indirectly, solicit proxies or initiate, propose or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act), in opposition to any matter that has been recommended by a majority of the members of the Board or in favor of any matter that has not been approved by the Board or seek to advise, encourage or influence any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act, “Person”) with respect to the voting of Securities in such manner, or initiate, or induce or attempt to induce any Person to initiate, any shareholder proposal relating to the Corporation.
(c)Without the express prior written approval of the Board, Plaintiff will not, and will cause his Affiliates not to, join a consortium, partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act), or otherwise act in concert with any Person, for the purpose of acquiring, holding, voting or disposing of Securities, or for any other purpose which would require disclosure under Item 4 of Schedule 13D adopted by the Securities and Exchange Commission under the Exchange Act.
(d)The “Standstill Period” shall commence on the Effective Date and shall terminate on December 31, 2018.
11.Transfer. Each of the Parties represents and warrants that it or he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligations, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.
12.Enforceability. The failure of any Party at any time to require performance by the other Party of any provision hereunder will in no way affect the right of that Party thereafter to enforce the same, nor will it affect any other Party’s right to enforce the same, or to enforce any of the other provisions in this Settlement Agreement; nor will the waiver by either Party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.
13.Governing Law and Interpretation.
(a)This Settlement Agreement shall be governed and conformed in accordance with the laws of the State of California provided, however, that parole evidence shall not be admissible to alter, vary or supplement the terms of this Settlement Agreement. Should any provision of this Settlement Agreement, excluding the general release and the consideration language, be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision immediately shall become null and void, leaving the remainder of this Settlement Agreement in full force and effect.
(b)In the event of a breach of any provision of this Settlement Agreement, any Party may institute an action specifically to enforce any term or terms of this Settlement Agreement or seek damages for breach. This Settlement Agreement may be enforced pursuant to California Code of Civil Procedure Section 664.6. The party instituting any action to enforce this Settlement Agreement must take steps to maintain the confidentiality of this Settlement Agreement or any documents setting forth the terms of this Settlement Agreement. In an action to enforce any term or terms of this Settlement Agreement or to seek damages for breach of this Settlement Agreement, the prevailing party in that action shall be entitled to recover reasonable attorneys’ fees, expenses and costs.
14.Miscellaneous. This Settlement Agreement may be executed in counterparts, each of which together constitute one and the same instrument. Signatures delivered by facsimile or email PDF shall be effective for all purposes.
15.Amendment. This Settlement Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Settlement Agreement.
16.No Construction against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or drafted such provision.
17.Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally, by private courier or by email, or (ii) three (3) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below, provided that Notice of Revocation pursuant to Section 20 may be given only pursuant to clause (i) above:
(a)If to Plaintiff: Jim Asperger, Quinn Emanuel Urquhart & Sullivan, LLP, 865 S. Figueroa St. 10th Floor, Los Angeles, California 90017. Email: jimasperger@quinnemanuel.com.
(b)If to the Defendants: Attention: General Counsel, Banc of California, Inc., 3 MacArthur Place, Santa Ana, California 92707. Email: John.Grosvenor@bancofcal.com, with copy to Mark R. McDonald, Morrison & Foerster LLP, 707 Wilshire Boulevard, Suite 6000, Los Angeles, CA 90017. Email. Mmcdonald@mofo.com
Any Party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this section.
18.Nonadmissibility. To the extent permitted by applicable law, nothing contained in this Settlement Agreement shall be admissible evidence in any judicial, administrative, or other legal proceeding (other than in an action for breach of this Settlement Agreement pursuant to Section 13(b)).
19.Entire Agreement. The Parties each represent and warrant that no promise or inducement has been offered or made except as herein set forth and that the consideration stated herein is the sole consideration for this Settlement Agreement. This Settlement Agreement is a complete and entire agreement and states fully all agreements, understandings, promises and commitments as between and among Plaintiff, the Defendants, the Plaintiff and Defendant Releasors, and the Plaintiff and Defendant Released Parties; this Settlement Agreement supersedes and cancels any and all other negotiations, understandings and agreements, oral or written, respecting the subject matter hereof, including the Short-Form Agreement and any prior employment agreements between the Bank and Plaintiff, except as otherwise set forth in this Settlement Agreement. This Settlement Agreement may not be modified except by an instrument in writing signed by the Party against whom the enforcement of any waiver, change, modification, or discharge is sought.
20.Meaning of Signing This Agreement; Right of Revocation. By signing this Settlement Agreement, Plaintiff expressly acknowledges and agrees that (a) Plaintiff has carefully read it, and fully understands what it means; (b) Plaintiff has been advised in writing to discuss this Settlement Agreement with an independent attorney of Plaintiff’s own choosing before signing it and has had a reasonable opportunity to confer with Plaintiff’s attorney and has discussed and reviewed this Agreement with Plaintiff’s attorney prior to executing it and delivering it to the Defendants; (c) Plaintiff has been given twenty-one (21) calendar days to consider this Agreement and understands that he may execute the Agreement in fewer than 21 days if he chooses, and if Plaintiff executes this Agreement in fewer than twenty-one (21) days, such execution will be deemed to be a voluntary and knowing waiver of the full twenty-one (21) day consideration period; (d) Plaintiff has had answered to Plaintiff’s satisfaction any questions Plaintiff has with regard to the meaning and significance of any of the provisions of this Agreement; (e) Plaintiff has agreed to this Agreement knowingly and voluntarily of Plaintiff’s own free will and was not subjected to any undue influence or duress, and assents to all the terms and conditions contained herein, including his waiver and release of all claims under the ADEA, with the intent to be bound hereby; (f) in consideration of Plaintiff’s promises contained in this Agreement, he is receiving consideration beyond that to which he is otherwise entitled, including, without limitation, the consideration set forth in Section 3 above; (g) Plaintiff may revoke Plaintiff’s waiver and release of claims under the ADEA within seven (7) calendar days after Plaintiff signs this Settlement Agreement (the “Revocation Period”) by delivering a written Notice of Revocation to the notice address of the Defendants set forth in Section 17 above (pursuant to clause (i) of the first sentence thereof); and (h) this Settlement Agreement shall not become effective until the eighth day after Plaintiff signs it and the Revocation Period passes without revocation by Plaintiff (the “Effective Date”). Plaintiff understands and agrees that modifications or amendments to this Agreement will not restart the twenty-one (21) day consideration period set forth in this Section.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Settlement Agreement as of the date set forth below:

Executed on February 14, 2018	/s/ Jeffrey T. Seabold__________________
Jeffrey T. Seabold
Executed on February 14, 2018            /s/ John Grosvenor ____________________
John Grosvenor
Banc of California, Inc
Executed on February 14, 2018            /s/ Manisha Merchant _________________
Manisha Merchant
Banc of California, N.A.

APPROVED AS TO FORM:

QUINN EMANUEL URQUHART &
SULLIVAN, LLP

Executed on February 14, 2018	/s/ James R. Asperger __________________
James R. Asperger
Attorney for Jeffrey T. Seabold

MORRISON & FOERSTER LLP

Executed on February 14, 2018	/s/ Henry M. Fields____________________
Henry M. Fields
Attorney for Banc of California, Inc. and Banc of California, N.A.